EXHIBIT 10.2

THIRD AGREEMENT AND
AMENDMENT TO TRUST AGREEMENT

THIS THIRD AGREEMENT AND AMENDMENT to the Trust Agreement for the BOSTON SCIENTIFIC CORPORATION 401(k) RETIREMENT SAVINGS PLAN (the “Plan”) entered into by and between BOSTON SCIENTIFIC CORPORATION (the “Employer”) and VANGUARD FIDUCIARY TRUST COMPANY (the “Trustee”), is effective as of the _____day of December, 2007.

WITNESSETH

WHEREAS, the Employer has adopted and is maintaining the Plan for the exclusive benefit of the employees of the Employer and its affiliates;

WHEREAS, the Employer and the Trustee entered into the agreement of trust effective as of July 1, 1997 (the “Trust Agreement”); and

WHEREAS, as provided for under Article X of the Trust Agreement, the Employer and Trustee deem it necessary and desirable to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows:

1.	Article IV is replaced in its entirety with the following:

“ARTICLE IV
VOTING AND OTHER RIGHTS OF COMPANY STOCK

Section 4.1.  Each Participant or Beneficiary of a deceased Participant (referred to herein collectively as Participant) shall have the right to direct the Trustee as to the manner of voting and the exercise of all other rights which a shareholder of record has with respect to shares (and fractional shares) of Company Stock which have been allocated to the Participant’s separate account including, but not limited to, the right to sell or retain shares in a public or private tender offer.

Section 4.2.  All shares (and fractional shares) of Company Stock for which the Trustee has not received timely Participant directions shall be voted or exercised by the Trustee in the same proportion as the shares (and fractional shares) of Company Stock for which the Trustee received timely Participant directions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA.  All reasonable efforts shall be made to inform each Participant that shares of Company Stock for which the Trustee does not receive Participant direction shall be voted pro rata in proportion to the shares for which the Trustee has received Participant direction.

Section 4.3.  Notwithstanding anything to the contrary, in the event of a tender offer for Company Stock, the Trustee shall interpret a Participant’s silence as a direction not to tender the shares of Company Stock allocated to the Participant’s separate account and, therefore, the Trustee shall not tender any shares (or fractional shares) of Company Stock for which it does not receive timely directions to tender such shares (or fractional shares) from Participants, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA.  Furthermore, tender offer materials provided to Participants shall specifically inform Participants that the Trustee shall interpret a Participant’s silence as a direction not to tender the Participant’s shares of Company Stock.

Section 4.4.  Each Participant exercising his authority under this Article shall be considered a named fiduciary of the Plan within the meaning of ERISA section 402(a)(2) with respect to the voting directions or response to an offer provided by the Participant (including in the case where a Participant’s silence is treated by the Trustee as a direction not to tender as provided under Section 4.3 hereof).

Section 4.5.  Information relating to the purchase, holding and sale of securities and the exercise of voting, tender and other similar rights with respect to Company Stock by Participants and beneficiaries shall be maintained in accordance with procedures that are designed to safeguard the confidentiality of such information, except to the extent necessary to comply with Federal laws or State laws not preempted by ERISA.  The Trustee shall be the fiduciary who is responsible for ensuring that such procedures are sufficient to safeguard the confidentiality of the information described above, and that such procedures are followed.

Section 4.6.  Notwithstanding any provision contained in the Plan to the contrary, this Article IV shall govern the procedures to be followed in connection with the voting of Company Stock held by the Plan and the disposition of Company Stock pursuant to any tender or exchange offer therefor.  In the event of any conflict or inconsistency between the provisions of this Article IV and any other provisions of this Agreement, the provisions of this Article IV shall control.”

2.	Unless specifically defined herein, all terms with an initial capitalized letter shall have the meaning assigned to them in the Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date first written above.

ATTEST:	BOSTON SCIENTIFIC CORPORATION

By:

Title:

ATTEST:	VANGUARD FIDUCIARY TRUST COMPANY

By:

Title: Principal